Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 4 to Form F-4 (File No. 333-289108) of our report dated July 30, 2025, relating to the financial statements of Veraxa Biotech Holding AG for the period from June 25, 2025 (inception) through June 30, 2025. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

February 2, 2026